Exhibit 10.47
The Goldman Sachs Group, Inc.
Signature Card For ____ Year-End Awards (China) and the BNY Mellon Custody Account
and Consent to Receive Electronic Delivery

IMPORTANT: PLEASE REVIEW, EXECUTE AND RETURN THIS FORM TO: EQUITY COMPENSATION
(DIVISION OF HCM), 30 HUDSON STREET, 34TH FLOOR, JERSEY CITY, NJ 07302.
YOU MUST PROPERLY EXECUTE THIS FORM TO ACKNOWLEDGE ACCEPTANCE OF THE TERMS AND CONDITIONS OF
YOUR AWARD(S) AND RELATED MATTERS.

1. I have received and agree to be bound by The Goldman Sachs Amended and Restated Stock Incentive Plan (the “SIP”) and the Award Agreement(s) applicable to me in connection with the ____ Year-End Award(s) (the “Award(s)”) that I have been granted by the Firm (as defined in the SIP). I confirm that I have accepted the Award(s) subject to the terms and conditions contained in the SIP and the Award Agreement(s), including but not limited to, the requirement that disputes relating to the Award(s) and the Award Agreement(s) be decided through arbitration in New York City and be governed by New York law.
As a condition of this grant, I understand that the Award(s) (as well as any other award that the Firm may grant to me under the SIP) is/are subject to other governing law provisions (as outlined in this signature card (the “Signature Card”), in the current or otherwise then current Award Summary (as defined below) or otherwise as may be required under applicable law) and, as a condition to receiving such awards, I agree to be bound thereby. I also understand that the Firm may grant to me other awards under the SIP that also may contain (among other terms and conditions) arbitration and other governing law provisions and, as a condition to receiving such awards, I agree to be bound thereby. As a condition of this grant, I agree to provide upon request an appropriate certification regarding my U.S. tax status on Form W-8BEN, Form W-9, or other appropriate form, and I understand that failure to supply a required form may result in the imposition of backup withholding on certain payments I receive pursuant to this grant.
I understand and acknowledge that I am agreeing to arbitrate all claims, in accordance with the arbitration procedure set forth in the Award Agreement(s). The Award Agreement(s) does not include an agreement to arbitrate claims on a collective or class basis. It is explicitly agreed that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.
Further, as a condition of this grant, if I am a person who has worked in the United Kingdom at any time during the earnings period relating to any award under the SIP, as determined by the Firm, when requested and as directed by the Firm, I will agree to a Joint Election under s431 ITEPA 2003 of the laws of the United Kingdom for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pension) Act 2003 under the laws of the United Kingdom and will sign and return such election in respect of all future deliveries of shares underlying the Award(s) and any previous grants made to me under the SIP and understand that the Firm intends to meet its delivery obligations in shares with respect to my Award(s), except as may be prohibited by law or described in the accompanying Award Agreement(s) or supplementary materials.
If I have worked in Switzerland at any time during the earnings period relating to the Award(s) granted to me as determined by the Firm, (i) I acknowledge that my Award(s) are subject to tax in accordance with the rulings and method of calculation of taxable values to be agreed by the Firm with the Federal and/or Zurich/Geneva cantonal/communal tax authorities or as otherwise directed by the Firm, and (ii) I hereby agree to be bound by any rulings agreed by the Firm in respect of any Award(s), which is expected to result in taxation at the time of delivery of shares (or cash or other property in lieu thereof), and (iii) I undertake to declare and make a full and accurate income tax declaration in respect of my Award(s) in accordance with the above ruling or as directed by the Firm.
I understand and acknowledge that any transfer provisions (including, where applicable, escrow and other similar provisions, but specifically excluding any transfer restrictions imposed on any Award(s) in the Award Agreement(s) or the SIP) in the SIP or related documents will not apply to me (i) to the extent that the applicability of those provisions would affect the availability of relevant exemptions or tax favorable treatment, or (ii) otherwise in circumstances determined by the Firm in its sole discretion.
2. I have read and understand the Firm’s “Notice Periods for Recipients of Year-End Equity-Based Awards” policy (the “Notice Policy”) available through the HR Workways® link on GSWeb or as otherwise provided to me, pursuant to which I am required to provide certain specified advance notice of my intent to leave employment with the Firm. I understand that in executing this form, I will be agreeing to provide my employing entity with advance written notice of my intention to leave employment with the Firm as follows:
•	In the Americas: 60 days in advance of my termination date
•	In Europe, the Middle East, Africa and India: 90 days in advance of my termination date
•	In Japan and Asia Ex-Japan (including Australia and excluding India): 90 days in advance of my termination date if I am a Vice President or an Executive Director; 60 days in advance of my termination date in all other cases and that, subject to applicable law, the provisions of the Notice Policy constitute a permanent change to my terms and conditions of employment. I agree to this change in consideration of my continued employment with the Firm and my acceptance of the Award(s), and I agree to be bound by the Notice Policy as in effect from time-to-time.
I understand that if under local law or my contract of employment I have a notice requirement that is longer than those specified above, the longer notice period will apply. Also, I understand that if my terms and conditions of employment provide for a probation period after I begin employment with the Firm (e.g., in Hong Kong, India, Paris or Frankfurt), this Notice Policy will apply only if notice of termination of employment is given (whether by me or by the Firm) after the probation period has ended.
I also understand that the terms and conditions of my employment shall be permanently changed so that, in the event that I resign from the Firm, the Firm may:
•	Unilaterally waive or reduce the notice period otherwise applicable to my employment, or
•	Take such other action as shall have that effect.
I acknowledge that the Firm retains its right to bring forward the end of the notice period to such earlier date, and that I will not be entitled to any salary, wages, or benefits after such earlier date. In addition, I understand that I will not receive pay in lieu for any period of notice that has been waived or reduced.
I understand that unless the notice period is waived by agreement or unilaterally as set out above, or I have exercised a statutory right to make a payment in lieu of my notice period, I will be paid my base salary (and/or draw for commissioned employees) and will continue to receive all mandatory benefits during the notice period.
I understand that during my notice period I may be required to remain away from the Firm’s offices, and/or be removed from any assigned duties or assigned to other suitable duties.
I understand that if I fail to give the full amount of notice as set out above, or to comply in any respect with the Notice Policy, I will have failed to meet an obligation I have under an agreement with the Firm, as a result of which the Firm may have certain rights and I may be subject to certain legal and equitable rights and remedies, including, without limitation, the forfeiture of the Award(s) and any other awards granted to me (whether before or after the Award(s)) under the SIP. The forfeiture of such Award(s) will also apply where I fail to give the full amount of notice by exercising any right I may have under applicable legislation to make a payment in lieu of such notice. The Firm may hold me personally liable for any damages that it suffers as a result of the breach. I also understand that, if I fail to comply with the Notice Policy, the Firm may be entitled to an injunction from a court restraining me from violating it.
This agreement concerning my notice period is being made for and on behalf of my Goldman Sachs employing entity, and implementation of the Notice Policy does not create an employment relationship between me and The Goldman Sachs Group, Inc. (“GS Inc.”).
3. I have read and understand the Firm’s hedging and pledging policies (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and agree to be bound by them (with respect to the Award(s) and any prior awards under the SIP), both during and following my employment with the Firm.
4. If a custody account is required, I request that The Bank of New York Mellon (“BNY Mellon”) (successor in interest to Mellon Bank, N.A.) open a custody account for me as described in the enclosed Custody Agreement among BNY Mellon (as successor in interest to Mellon Bank N.A.), GS Inc., and myself. I have received and agree to be bound by the Custody Agreement (or any other such custody agreement previously entered into by me or on my behalf), including the applicable restrictions on transfers, pledges and withdrawals of shares of the common stock of GS Inc. (“Shares”), the provisions permitting the Firm to monitor my custody account, and the limitations on the liability of BNY Mellon and the Firm. I also agree to open an account with any other custodian or broker selected by the Firm, if the Firm, in its sole discretion, requires me to open an account with such custodian or broker as a condition to delivery of Shares (or cash or other property) underlying the Award(s).

5. If the Firm advanced or loaned me funds to pay certain taxes (including income taxes and Social Security, or similar contributions) in connection with the Award(s) (or does so in the future), and if I have not signed a separate loan agreement governing repayment, I authorize the Firm to withhold from my compensation any amounts required to reimburse it for any such advance or loan to the extent permitted by applicable law.
I understand and agree that, if I leave the Firm, I am required immediately to repay any outstanding amount. I further understand and agree that the Firm has the right to offset, to the extent permitted by the Award Agreement and applicable law (including Section 409A of the U.S. Internal Revenue Code of 1986, as amended, which limits the Firm’s ability to offset in the case of United States taxpayers under certain circumstances), any outstanding amounts that I then owe the Firm against its delivery obligations under the Award(s) or against any other amounts the Firm then owes me. I understand that the delivery of Shares pursuant to the Award(s) is conditioned on my satisfaction of any applicable taxes or social security contributions (collectively referred to as “tax” or “taxes” for purposes of the SIP and all related documents) in accordance with the SIP. To the extent permitted by applicable law, the Firm, in its sole discretion, may require me to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on me or the Firm in connection with the grant, vesting or delivery of the Award(s) by requiring me to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise), (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to me pursuant to the Award(s) or (iii) as otherwise permitted in the Award Agreement(s). However, in no event shall any such choice or the choice specified in paragraph 6, below, determine, or give me any discretion to affect, the timing of the delivery of Shares or payment of tax obligations.
6. If I am an individual with separate employment contracts (at any time during and/or after the Firm’s ____ fiscal year), I acknowledge and agree that the Firm may, in its sole discretion, require (to the extent permitted by applicable law) that I provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to my separate employment contracts by requiring me to choose between remitting such amount (i) in cash (or through payroll deductions or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to me pursuant to the Award(s) (or any other of my awards outstanding under the SIP).
7. In connection with any Award Agreement or other interest I may receive in the SIP or any Shares that I may receive in connection with the Award(s) or any award I have previously received or may receive, or in connection with any amendment or variation thereof or any documents listed in paragraph 8, I hereby consent to (a) the acceptance by me of the Award(s) electronically, (b) the giving of instructions in electronic form whether by me or the Firm, and (c) the receipt in electronic form at my email address maintained at Goldman Sachs or via Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, at such other email address as I may specify, or via such other electronic means as the Firm and I may agree) all notices and information that the Firm is required by law to send to me in connection therewith including, without limitation, any document (or part thereof) constituting part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, the information contained in any such document and any information required to be delivered to me under Rule 428 of the U.S. Securities Act of 1933, including, for example, the annual report to security holders or the annual report on Form 10-K of GS Inc. for its latest fiscal year, and that all prior elections that I may have made relating to the delivery of any such document in physical form are hereby revoked and superseded. I agree to check Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, such other electronic site as the Firm and I may agree) periodically as I deem appropriate for any new notices or information concerning the SIP. I understand that I am not required to consent to the receipt of such documents in electronic form in order to receive the Award(s) and that I may decline to receive such documents in electronic form by contacting Equity Compensation (division of HCM), 30 Hudson Street, 34th Floor, Jersey City, NJ 07302, telephone (212) 357-1444, which will provide me with hard copies of such documents upon request. I also understand that this consent is voluntary and may be revoked at any time on three business days’ written notice.
8. I hereby acknowledge that I have received in electronic form in accordance with my consent in paragraph 7 the following documents:
•	The Goldman Sachs Amended and Restated Stock Incentive Plan;
•	Summary of The Goldman Sachs Amended and Restated Stock Incentive Plan;
•	Custody Agreement with BNY Mellon;
•	The 2009 Annual Report for The Goldman Sachs Group, Inc.;
•	The annual report on Form 10-K for The Goldman Sachs Group, Inc. for the fiscal year ended December 31, 2009;
•	The Award Agreement(s); and
•	Summaries of the Award(s) (“Award Summary”).
9. I expressly authorize any appropriate representative of the Firm to make any notifications, filings or remittances of funds that may be required in connection with the SIP or otherwise on my behalf. Further, if I am an employee who is resident in South Africa at a relevant time, by accepting my Award(s), I expressly authorize any appropriate representative of the Firm to make any required notification on my behalf to the Reserve Bank of South Africa (or its authorized dealer) in relation to my participation in the SIP and to any acquisition of Shares for no consideration under the SIP or other similar filing that may otherwise be required in South Africa. I acknowledge that any such authorization is effective from the date of acceptance of my Award(s) until such time as I expressly revoke the authorization by written notice to any appropriate representative of the Firm. I understand that this authorization does not create any obligation on the Firm to deal with any such notifications, filings or remittances of funds that I may be required to make in connection with the SIP and I accept full responsibility in this regard.
10. The granting of the Award(s), the delivery of the underlying Shares (or cash or other property) and any subsequent dividends or dividend equivalent payments, and the receipt of any proceeds in connection with the Award(s) may result in legal or regulatory requirements in some jurisdictions. I understand and agree that it is my responsibility to ensure that I comply with any legal or regulatory requirements in respect of the Award(s).
11. I confirm that I have filed all tax returns that I am required to file and paid all taxes I am required to pay with respect to awards previously granted to me by the Firm, and I agree, with respect to both the Award(s) as well as awards previously granted to me by the Firm, to file all tax returns I am required to file and to pay all taxes I am required to pay.
Consent to Data Collection, Processing and Transfers:

I understand and agree that in connection with the SIP and any other Firm benefit plan (the “Programs”), to the extent permitted under the laws of the applicable jurisdiction, the Firm may collect and process various data that is personal to me, including my name, address, work location, hire date, Social Security or Social Insurance or taxpayer identification number (required for tax purposes), type and amount of SIP or other benefit plan award, citizenship or residency (required for tax purposes) and other similar information reasonably necessary for the administration of such Programs (collectively referred to as “Information”) and provide such Information to its affiliates and BNY Mellon (and its affiliates) or any other service provider, whether in the United States or elsewhere, as is reasonably necessary for the administration of the Programs and under the laws of these jurisdictions. I understand that, in certain circumstances, foreign courts, law enforcement agencies or regulatory agencies may be entitled to access the Information. I understand that, unless I explicitly authorize otherwise, the Firm, its affiliates and its service providers (through their respective employees in charge of the relevant electronic and manual processing) will use this Information only for purposes of administering the Programs. I understand that, in the United States and in other countries to which such Information may be transferred for the administration of the Programs, the level of data protection is not equivalent to data protection standards in the member states of the European Union, Canada or certain Canadian provinces. I understand that, upon request, to Equity Compensation (division of HCM), 30 Hudson Street, 34th Floor, Jersey City, NJ 07302, telephone (212) 357-1444, to the extent required under the laws of the applicable jurisdiction, I may have access to and obtain communication of the Information and may exercise any of my rights in respect of such Information, including objecting to the processing of the Information and requesting that the Information be corrected (if wrong), completed or clarified (if incomplete or equivocal), or erased (if cannot legally be collected or kept). Upon request, to the extent required under the laws of the applicable jurisdiction, Equity Compensation (division of HCM) will also provide me, free of charge, with a list of all the service providers used in connection with the Programs at the time of request. I understand that, if I refuse to authorize the use and transfer of the Information consistent with the above, I may not benefit from the Programs. I authorize the use and transfer of the Information consistent with the above for the period of administration of the Programs. In particular, I authorize (within the limits described above): (i) the data processing by the Firm (which means GS Inc. and its subsidiaries and affiliates); (ii) the data processing by BNY Mellon and its affiliates; (iii) the data processing by the Firm’s other service providers; and (iv) the data transfer to the United States and other countries. I further acknowledge that the Information may be retained by such persons beyond the period of administration of the Programs to the extent permitted under the laws of the applicable jurisdiction and I so authorize.
NON-COMPETITION AND NON-SOLICITATION RESTRICTIONS FOR EMPLOYEES PROVIDING SERVICES IN AUSTRALIA, HONG KONG, INDIA, INDONESIA, JAPAN, KOREA, MALAYSIA, PEOPLE’S REPUBLIC OF CHINA, SINGAPORE AND TAIWAN
In addition to and without limiting any provisions in the SIP or the applicable Award Agreement(s) (including without limitation the Award forfeiture, termination or repayment provisions), I hereby agree to and acknowledge the following:
(a) If I am providing services to the Firm in Asia, in view of my importance to the Firm and BGH, I hereby agree that the Firm or BGH would likely suffer significant harm from me competing with the Firm or BGH for some period of time after my employment ends. Accordingly, I hereby agree that I will not, without the written consent of the Firm or BGH, during the Restricted Period in the Geographic Area:
     (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Competitive Enterprise; or

     (ii) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity:
          A. which is similar or substantially related to any activity in which I was engaged, in whole or in part, at the Firm,
          B. for which I had direct or indirect managerial or supervisory responsibility at the Firm, or
          C. which calls for the application of the same or similar specialized knowledge or skills as those utilized by me in my activities with the Firm, at any time during the one-year period immediately prior to the end of the Employment Period, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or BGH or the Covered Competitive Enterprise.
(By way of example only, this provision precludes an “advisory” investment banker from joining a leveraged-buyout firm, a research analyst from becoming a proprietary trader or joining a hedge fund, or an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Covered Competitive Enterprise, in each case without the written consent of the Firm or BGH.)
To the extent that separate financial consideration may be necessary in order to enforce the restrictive covenant set forth in Section (a) above, the Firm will pay me a monthly payment equivalent to 25% of my last monthly base salary, unless local regulation provides otherwise, in which case local regulation shall apply, while this restriction is in effect during any period when I am not employed by the Firm, payable in accordance with the Firm’s payroll practices. Any such payment shall begin within the first week after termination of employment.
(b) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly, in Asia (1) Solicit a Covered Client to transact business with a Covered Competitive Enterprise or to reduce or refrain from doing any business with the Firm or BGH, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm or BGH and a Covered Client.
(c) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly in Asia:
     (i) Solicit any Covered Personnel to resign from the Firm or BGH or to apply for or accept employment, consultancy, partnership, membership or similar status with a Covered Competitive Enterprise;
     (ii) hire or participate in the hiring of any Covered Personnel (whether as an employee, consultant, or otherwise) by a Covered Competitive Enterprise;
     (iii) participate in the decision to offer Covered Personnel employment, consultancy, admission into partnership, membership or similar status with a Covered Competitive Enterprise; or
     (iv) participate in the identification of Covered Personnel for potential hiring or admission into partnership, membership or similar status with a Covered Competitive Enterprise.
I acknowledge that I will have violated this provision if, during the Restricted Period, any Covered Personnel are Solicited, hired, made a consultant or are accepted into partnership, membership or similar status:
     (i) by any Covered Competitive Enterprise which I form, which bears my name, or in which I am a partner, a member or have similar status or in which I possess or control a greater than de minimis equity ownership, voting or profit participation; or
     (ii) by any Covered Competitive Enterprise, and I have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Covered Personnel.
To the extent that separate financial consideration may be necessary in order to enforce the restrictive covenants set forth in Sections (b) and (c) above, the Firm will pay me a monthly payment equivalent to 25% of my last monthly base salary, unless local regulation provides otherwise, in which case local regulation shall apply, while these restrictions are in effect during any period when I am not employed by the Firm, payable in accordance with the Firm’s payroll practices. Any such payment shall begin within the first week after termination of employment.
(d) I acknowledge and agree that these Restrictions form part of my terms and conditions of employment. I also acknowledge and agree that these Restrictions supersede any restrictions that I may be subject to under the non-competition and non-solicitation restrictions for employees providing services in the People’s Republic of China as set out in (a) to (n) of the Signature Card For 2009 Year-End Awards (China) and the BNY Mellon Custody Account and Consent to Receive Electronic Delivery.
(e) Prior to accepting employment with any other person or entity during the Restricted Period, I will provide any prospective employer with written notice of the Restrictions with a copy containing the prospective employer’s name and contact information delivered simultaneously to the Firm.
(f) I understand that the Restrictions may limit my ability to earn a livelihood in a business similar to the business of the Firm or BGH. I acknowledge that a violation on my part of any of the Restrictions would cause immeasurable and irreparable damage to the Firm or BGH. Accordingly, I agree that the Firm and/or BGH will be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the Restrictions in addition to any other remedies it or they may have. In the event that I violate any of the Restrictions, I acknowledge that the Restricted Period shall automatically be extended by the period of time that I was in violation of the said Restriction(s). I also acknowledge that a violation of any of the Restrictions would constitute my failure to meet an obligation I have under an agreement between me and the Firm that was entered into in connection with my employment with the Firm, and may constitute “Cause” for purposes of any equity-based awards granted to me by the Firm and/or BGH and will result in my forfeiting such equity-based awards.
(g) If any provision (or part of a provision) of the Restrictions is held by a court of competent jurisdiction to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified or severed to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such provisions will not be affected thereby; provided, however, that if any of the Restrictions are held by a court of competent jurisdiction to be invalid, illegal or unenforceable because it exceeds the maximum time period such court determines is acceptable to permit such provision to be enforceable, such Restriction will be deemed to be modified to the minimum extent necessary to modify such time period in order to make such provision enforceable hereunder.
(h) The promises contained in the Restrictions are provided by me for the benefit of each Firm entity and BGH and I acknowledge and agree that each such entity may independently enforce the Restrictions against me. Any benefit that I give or am deemed to have given by virtue of the Restrictions is received jointly and severally by the Firm (including, for the avoidance of doubt, any entity of the Firm to which I provide services from time to time) or BGH.
(i) For the purposes of the Restrictions, GS Inc. enters into the SIP and Award Agreement(s) applicable to me in connection with the Award(s) in its own capacity and as agent for each other Firm entity and BGH. The consideration for the promises in these Restrictions is given to me by GS, Inc. on its own behalf and on behalf of each other Firm entity (including, for the avoidance of doubt, any entity of the Firm to which I provide services from time to time) and BGH.
(j) I acknowledge that the Restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Firm and BGH, and that, having regard to those interests, such restrictions do not impose an unreasonable burden on me.
(k) The Restrictions shall remain in full force and effect and survive the termination of my employment for any reason whatsoever.
(l) If I am a Managing Director subject to a Managing Director Agreement, the Restrictions shall not apply to me.
(m) If I am a Private Wealth Management employee subject to an Employee Agreement Regarding Confidential and Proprietary Information and Materials and Non-Solicitation, I will not be subject to the restrictions contained in clauses (b) and (c) of the Restrictions.
(n) For the purposes of the Restrictions only, the following terms have the following meanings:
     “Asia” means Australia, the PRC, Hong Kong SAR, Taiwan, Japan, Korea, India, Singapore, Indonesia, Malaysia, Thailand, Philippines, Brunei and Vietnam.
     “BGH” means Beijing Gao Hua Securities Company Limited, its subsidiaries and affiliates, and its respective successors.
     “Covered Client” means any client or prospective client of the Firm or BGH (i) to whom I provided services in the 12 months prior to the end of the Employment Period, or (ii) for whom I transacted business in the 12 months prior to the end of the Employment Period, or (iii) whose identity became known to me in connection with my relationship with or employment by the Firm or BGH in the 12 months prior to the end of the Employment Period and with respect to whom I had access to confidential information.
     “Covered Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity that, in either case, competes anywhere with any activity in which the Firm or BGH is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than me and members of my family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.
     “Covered Extended Absence” means my absence from active employment for at least 180 days in any 12-month period as a result of my incapacity due to mental or physical illness, as determined by the Firm.

     "Covered Personnel” means any Firm or BGH employee, consultant or Managing Director with whom I had material contact or dealings within the 12 months prior to the end of the Employment Period or in relation to whom I had access to confidential information.
     “Employment Period” means the period from the commencement of my employment with, or transfer, assignment or secondment to the Firm and ending with the date of termination of my employment with, or transfer, assignment or secondment to the Firm. For the purposes of the definition of ‘Employment Period’ in these Restrictions, the Employment Period does not terminate when I commence employment with, or am transferred, assigned or seconded to, another member of the Firm in Asia (excluding, for this purpose only, Goldman Sachs Gao Hua Securities Company Limited).
     “Firm” means GS Inc., its subsidiaries and affiliates and its and their respective successors.
     “Geographic Area” means (i) the PRC, including Hong Kong, Macao and Taiwan; and/or (ii) any other country in Asia in relation to which I have substantial product and/or geographical market responsibilities; and/or (iii) any other country in Asia in relation to which I have substantial employee managerial responsibilities in the 12 months prior to the end of the Employment Period; and/or (iv) any other jurisdiction in Asia in relation to which I provide services in the 12 months prior to the end of the Employment Period.
     “Notice Date” means the date on which either I or the Firm gives written notice of (i) the conclusion of my transfer, assignment or secondment to any member of the Firm, or (ii) the termination of my employment with any member of the Firm, or if the termination is for cause or Covered Extended Absence, the date on which such termination occurs, or (iii) if I repudiate my employment contract, any earlier date as determined by the Firm in its sole discretion. For the purposes of the definition of ‘Notice Date’ in these Restrictions, the Notice Date does not commence where I am transferring to another Firm entity in Asia (excluding, for this purpose only, Goldman Sachs Gao Hua Securities Company Limited).
     "PRC” means the People’s Republic of China.
     “Restricted Period” means (i) during the Employment Period; and (ii) for the period of notice in my employment contract or the period stated in paragraph 2 of the Signature Card commencing from the Notice Date (whichever is longer), irrespective of whether the termination is for cause or Covered Extended Absence or whether I receive a payment in lieu of all or part of that notice period or whether all or part of the notice period is waived by the Firm or whether I make a payment in lieu of all or part of that notice period pursuant to a statutory entitlement or with the Firm’s agreement.
     “Restrictions” means the non-competition and non-solicitation restrictions for employees providing services in the PRC as set out in (a) to (o) of this section of the Signature Card.
     “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
(o) The Restrictions shall be governed by and construed in accordance with the laws of the jurisdiction in which my employment relationship is governed.
Other Legal Notices:
FOR ARGENTINA EMPLOYEES ONLY
This is a private offer. It is not subject to the supervision of the Comision Nacional de Valores (CNV) or any other governmental authority in Argentina.
FOR AUSTRALIA EMPLOYEES ONLY
GS Inc. undertakes that it will, at any time until the Delivery Date, within a reasonable period of you so requesting, provide you with a copy of the rules of the SIP and/or the Australian dollar equivalent of the market price of GS Inc.’s shares. This information may be obtained by sending a written request to Head of Securities Compliance — Goldman Sachs & Partners Australia Pty Ltd.
Any advice given by GS Inc. in connection with the SIP is general advice only. Nothing in the documentation is to be taken to constitute a recommendation or statement of opinion that is intended to influence a person or persons in making a decision to accept an Award and you should consider obtaining your own financial product and/or legal advice from an independent person. The documentation does not take into account the objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making a decision to participate, you should seek professional advice as to whether participation is appropriate in light of your personal circumstances.
FOR BRAZIL EMPLOYEES ONLY
Please note that the offer of an award under the SIP does not constitute a public offer in Brazil, and therefore it is not subject to registration with the Brazilian authorities.
According to Brazilian regulations, individuals resident in Brazil must inform the Central Bank of Brazil yearly the amounts of any nature, the assets and rights (including cash and other deposits) held outside of the Brazilian territory. Please consult your own legal counsel on the terms and conditions for presentation of such information.
By accepting the Award(s), you acknowledge that the Firm has provided you with Portuguese translations of the Award Summary, Award Agreement and Signature Card, but that the original English version of these documents controls. (Ao aceitar esta outorga, Você reconhece que a Empresa Ihe disponibilizou a versão em português do Award Summary, do Award Agreement e do Signature Card; porém a versão original em inglês desses documentos prevalecerá.)
FOR CANADA EMPLOYEES IN QUEBEC ONLY
By accepting the Award(s), you acknowledge and agree that you and the Firm expressly wish that all documents related to the Award(s) (including, without limitation, the SIP, this Signature Card, the Award Agreement and the Award Summary) be in English only.
En acceptant le ou les octrois, vous reconnaissez et acceptez que les parties souhaitent expressément que tous les documents se rapportant à l’octroi ou aux octrois (incluant, sans limité la généralité de ce qui précède, le document du régime, cette carte de signature, la convention d’octroi et le sommaire d’octroi) soient en anglais seulement.
FOR THE PEOPLE’S REPUBLIC OF CHINA EMPLOYEES ONLY
All documentation in relation to the Award(s) is intended for your personal use and in your capacity as an employee of the Firm (and/or its affiliate) and is being given to you solely for the purpose of providing you with information concerning the Award(s) which the Firm may grant to you as an employee of the Firm (and/or its affiliate) in accordance with the terms of the SIP, this documentation and the applicable Award Agreement(s). The grant of the Award(s) has not been and will not be registered with the China Securities Regulatory Commission of the People’s Republic of China pursuant to relevant securities laws and regulations, and the Award(s) may not be offered or sold within the mainland of the People’s Republic of China by means of any of the documentation in relation to the Award(s) through a public offering or in circumstances which require a registration or approval of the China Securities Regulatory Commission of the People’s Republic of China in accordance with the relevant securities laws and regulations.
FOR FRANCE EMPLOYEES ONLY
Disclaimer: The current award is not covered by any prospectus which is the subject of the AMF’s approval. Grantees can only receive this award for their own account (“compte propre”) in the conditions laid down by articles D. 411-1, D. 411-2, D.411-3, D.411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code. Any direct or indirect dissemination into the public of the financial instruments acquired can only take place within the conditions of articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 -to L. 621-8-3 of the French Monetary and Financial Code.
By accepting this award, you acknowledge that the Firm has provided you with French translations of the Award Summary, Award Agreement and Signature Card, but that the original English version of these documents control.
Avertissement: La présente attribution ne donne pas lieu à un prospectus soumis au visa de l’Autorité des marches financiers. Les personnes qui y participent ne peuvent le faire que pour compte propre dans les conditions fixées par les articles D. 411-1, D. 411-2, D.411-3, D.411-4, D. 734-1, D. 744-1, D. 754-1 et D. 764-1 du Code monetaire et financier. La diffusion, directe ou indirecte, dans le public des instruments financiers ainsi acquis, ne peut être réalisée que dans les conditions prévues aux articles L. 411-1, L. 411-2 L. 412-1 et L. 621-8 à L. 621-8-3 du Code monétaire et financier.
En acceptant cet octroi, vous reconnaissez que la Société vous á transmis une version français de l’Award Summary (Résumé de l’Octroi), l’Award Agreement (Contrat d’Octroi) et de la Signature Card (Carte de Signature), mais que seule la version originale en langue anglaise fait foi.”
FOR GERMANY EMPLOYEES ONLY
The Award(s) are offered to you by GS Inc. in accordance with the terms of the SIP which are summarized in the Award Summary. More information about GS Inc. is available on www.gs.com. You are being offered Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and so increase your interest in the Firm’s success. Please refer to the section entitled Shares Available for Awards in the SIP for information on the maximum number of GS Inc. shares that can be offered under the SIP. The obligation to publish a prospectus under the Prospectus Directive does not apply to the offer because of Article 4(1)(e) of that directive.

Die Prämien werden lhnen von der Goldman Sachs Group Inc. (,,GS Inc.”) gemäß den in der Prämienübersicht aufgeführten Bestimmungen des Erwerbsplans angeboten. Weitere Informationen über GS Inc. finden Sie unter www.gs.com. Die Prämien werden lhnen im Rahmen des Erwerbsplans angeboten, um einen zusätzlichen Anreiz darzustellen und Sie als Mitarbeiter zum Erwerb von Aktien zu ermutigen, um so Ihren Anteil am Erfolg des Unternehmens zu vergrößern. Informationen zur Anzahl der im Rahmen des Plans angebotenen GS Inc.-Aktien entnehmen Sie bitte dem Abschnitt als Prämien erhältliche Aktien im Erwerbsplan. Die Verpflichtung zur Veröffentlichung eines Emissionsprospekts gemäß der europäischen Prospektrichtlinie trifft auf Grund von Artikel 4(1)(e) dieser Richtlinie nicht auf dieses Angebot zu.
FOR HONG KONG EMPLOYEES ONLY
WARNING:
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.
By accepting the Award(s), you acknowledge and accept that you will not be permitted to transfer awards to persons who fall outside the definition of ‘qualifying persons’ in the Companies Ordinance (i.e., a person who is not a current or former director, employee, officer, consultant of the Firm or a person other than the offeree’s wife, husband, widow, widower, child or step-child under the age of 18 years, or as otherwise defined), even if otherwise permitted under the SIP or any of the related documents.
FOR INDIA EMPLOYEES ONLY
This website does not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website is not a prospectus under the applicable laws for the time being in force in India. Goldman Sachs does not intend to market, promote, invite offers for subscription or purchase of the securities of any body corporate by this website. The information provided on this website is for the record only. Any person who subscribes or purchases securities of any body corporate should consult his own investment advisers before making any investments. Goldman Sachs shall not be liable or responsible for any such investment decision made by any person.
FOR INDONESIA EMPLOYEES ONLY
By accepting the Award(s), you acknowledge that the Firm has provided you with Bahasa Indonesia translations of the Award Summary, Award Agreement and Signature Card, but that the original English version of these documents controls.
Dengan menerima Putusan, Anda menyatakan bahwa Perusahaan telah memberikan Anda terjemahan Bahasa Indonesia dari Ikhtisar Putusan, Perjanjian Putusan dan Perjanjian dengan Tanda Tangan, tapi versi asli dalam Bahasa Inggris dari dokumen-dokumen ini tetap mengendalikan.
FOR ITALY EMPLOYEES ONLY
No person resident or located in Italy other than the original recipients of this document and any other document related to the Award(s) may rely on such documents or their content. The offer of the Award(s) under the SIP (and the delivery of underlying shares) is exempted from prospectus requirements under Italian securities legislation.
Under Italian regulations, tax payers must report in their annual tax returns any foreign financial assets in excess of EUR 10,000. Please consult your own advisors regarding the terms and conditions of this reporting obligation.
FOR MONACO EMPLOYEES ONLY
By accepting your Award(s), you expressly renounce the jurisdiction of Monaco (and, if applicable, France and notably the application of articles 14 and 15 of the French Civil Code) in connection with any dispute relating to your Award(s).
FOR POLAND EMPLOYEES ONLY
The Award(s) are offered to you by GS Inc. in accordance with the terms of the SIP which are summarized in the Award Summary. More information about GS Inc. is available on www.gs.com. You are being offered Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and so increase your interest in the Firm’s success. Please refer to

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the section entitled Shares Available for Awards in the SIP for information on the maximum number of GS Inc. shares that can be offered under the SIP. The obligation to publish a prospectus under the Prospectus Directive does not apply to the offer because of Article 4(1)(e) of that directive.
Goldman Sachs Group, Inc. (,,GS Inc.”) przyznaje Państwu Premię (premie) zgodnie z warunkami Motywacyjnego Programu Akcji Pracowniczych opisanymi w Ogólnych Warunkach Przyznania Premii. Więcej informacji na temat GS Inc. można uzyskać na stronie www.gs.com.Oferowana Państwu na podstawie Motywacyjnego Programu Akcji Pracowniczych Premia ma stanowić dodatkową motywację i rozwijać akcjonariat pracowniczy a w konsekwencji zwiększyć Państwa zaangażowanie w sukces Firmy. Prosimy zapoznać się z działem zatytułowanym Akcje dostępne w ramach Premii w Motywacyjnym Programie Akcji Pracowniczych, w celu uzyskania informacji na temat maksymalnej liczby akcji GS Inc. oferowanych na podstawie Motywacyjnego Programu Akcji Pracowniczych. Obowiązek publikowania prospektu wynikający z Dyrektywy w Sprawie Prospektu Emisyjnego nie ma zastosowania do niniejszej oferty, ze względu na brzmienie art. 4 ust. 1 lit. e wskazanej powyżej dyrektywy.
FOR RUSSIA EMPLOYEES ONLY
None of the information contained in the documents referred to in paragraph 8 of this Signature Card or in this Signature Card constitutes an advertisement of the Award(s) in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Award(s) have not been and will not be registered in Russia and are not intended for “placement” or “public circulation” in Russia.
FOR SAUDI ARABIA EMPLOYEES ONLY
The stock incentive plan documents may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of the stock incentive plan documents, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the stock incentive plan documents. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of the stock incentive plan documents you should consult an authorized financial adviser.
I acknowledge that the grant of Award(s) to me by the Firm, and my acceptance of the Award(s), is conditional upon the Capital Market Authority, having received notification of the proposed offer of Award(s) to me by the Firm, and not advising that the offer is not to be made or otherwise prohibiting the offer within ten (10) business days of such notification (the “Condition”). I agree that if the Condition is not satisfied, the Award(s) and this document will be void ab initio.
FOR SWEDEN EMPLOYEES ONLY
By accepting the Award(s), you acknowledge and accept that any transfer provisions (including, where applicable, escrow and other similar provisions) in the SIP or any related documents do not apply to you.
FOR UK EMPLOYEES ONLY
This document is approved by Goldman Sachs International (“GSI”), Peterborough Court, 133 Fleet Street, London EC4A 2BB, which is authorized and regulated by the Financial Services Authority. The document relates to investments and investment services of GS Inc. and other institutions, including BNY Mellon, relating to custodial and delivery operations. In some or all respects, the regulatory system applying to these entities, including any compensation arrangements and rules made under the Financial Services and Markets Act 2000 for the protection of private customers, will be different from that of the United Kingdom.
This document does not have regard to the specific investment objectives, financial situation and particular needs of any specific person who may receive it. Recipients should seek their own financial advice.
The Award(s) is/are subject to the terms and conditions set forth in the SIP and the Award Agreement(s). The price of shares and the income from such shares (if any) can fluctuate and may be affected by changes in the exchange rate for U.S. Dollars. Past performance will not necessarily be repeated. Levels and bases of taxation may change from time to time. Investors should consult their own tax advisers in order to understand tax consequences. GS Inc. has (and its associates, including GSI, may have) a material interest in the shares and the investments that are the subject of this document.

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